As filed with the Securities and Exchange Commission on September 30, 2002
                                                    Registration No. ___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                               PNM RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

New Mexico                                                            85-0468296
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                                 Alvarado Square
                          Albuquerque, New Mexico 87158
          (Address of principal executive offices, including zip code)

                               PNM RESOURCES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                            (Full title of the plan)

                                   M.H. Maerki
                Senior Vice President and Chief Financial Officer
                               PNM Resources, Inc.
                                 Alvarado Square
                          Albuquerque, New Mexico 87158
                                 (505) 241-2700
 (Name, address and telephone number, including area code, of agent for service)
                              --------------------

  The Commission is requested to mail signed copies of all orders, notices and communications to:

                                   C. L. Moore
                             Keleher & McLeod, P.A.
                            414 Silver Avenue, S. W.
                          Albuquerque, New Mexico 87103
                              --------------------

  This Registration Statement shall become effective upon filing in accordance with Rule 464 under the Securities Act of 1933.



                         CALCULATION OF REGISTRATION FEE
============= ============== ================= =================== =============
   Title of    Amount to be   Proposed maximum   Proposed maximum     Amount of
securities to   registered     offering price   aggregate offering  registration
be registered                   per unit (1)         price (1)           fee
------------- -------------- ----------------- ------------------- -------------
Common Stock,
no par value  250,000 shares       $19.55           $4,887,500         $449.65
============= ============== ================= =================== =============


(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933. As to shares of common stock issuable pursuant to the PNM Resources, Inc. Employee Stock Purchase Plan, the offering price is calculated solely on the basis of the average of the high and low sale prices of the common stock of PNM Resources, Inc. on the New York Stock Exchange on September 17, 2002.
================================================================================

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(h) under the Securities Act, the "proposed maximum offering price per unit" and the "proposed maximum aggregate offering price" are based upon the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on September 27, 2002.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

              The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees participating in the PNM Resources, Inc. Employee Stock Purchase Plan (the "Plan") as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

              The following documents previously filed with the Commission by PNM Resources, Inc. and its wholly owned subsidiary, Public Service Company of New Mexico ("PNM"), are hereby incorporated by reference in this registration statement:

              1. PNM Resources' and PNM's Annual Report on Form 10-K for the year ended December 31, 2001.

              2. PNM Resources' and PNM's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

              3. PNM Resources' and PNM's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

              4. PNM Resources' Current Reports filed on Form 8-K dated January 15, 2002, January 23, 2002, January 24, 2002, February 21, 2002,
February 27, 2002, March 14, 2002, March 19, 2002, April 5, 2002, April 9, 2002,
April 19, 2002, April 24, 2002, May 10, 2002, May 23, 2002, June 10, 2002 (two),
June 18, 2002, July 10, 2002, July 12, 2002, July 17, 2002, July 18, 2002, July
23, 2002, July 24, 2002, August 14, 2002, August 19, 2002, August 23, 2002,
September 13, 2002, September 18, 2002, September 26, 2002, and September 27, 2002.

              5. PNM Resources' Current Report on Form 8-K filed with the Commission on December 31, 2001 which includes the description of the common stock of PNM Resources, no par value per share, and any amendment or report filed for the purpose of updating such description.

              6.    All other reports filed by PNM or PNM Resources pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act on or after December 31, 2001.

              All documents subsequently filed by PNM Resources or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

              The consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2001 incorporated herein by reference were audited by Arthur Andersen LLP. There may be risks and recovery by investors may be limited as a result of our prior use of Arthur Andersen LLP as our independent public accounting firm. On March 31, 2002, Arthur Andersen LLP, our independent public accounting firm for the years ended December 31, 1993 through 2001, was indicted on federal obstruction of justice charges arising from the U.S. government's investigation of Enron. On June 7, 2002, we dismissed Arthur Andersen LLP as our independent public accountants and hired Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2002. Because our former audit partner has left Arthur Andersen LLP, after reasonable efforts, we have not been able to obtain the written consent of Arthur Andersen LLP to the incorporation into this registration statement of their report with respect to the consolidated financial statements which appeared in our Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to dispense with the requirement under Section 7 of the Securities Act to file such consent with this registration statement. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to recover against Arthur Andersen LLP under Section 11(a)(4) of the Securities Act for any untrue statement of material fact contained in our consolidated financial statements for the year ended December 31, 2001 or any omissions to state a material fact required to be stated therein. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to us) may be limited as a practical matter due to recent events involving Arthur Andersen LLP.

              With respect to the unaudited interim financial information for the three and six-month periods ended June 30, 2002 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in PNM Resources' Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.


ITEM 4.       DESCRIPTION OF SECURITIES.

              Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

              Not applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Section 6 of Article II of PNM Resources' By-Laws contains the following provisions with respect to indemnification of directors and officers:

              Each person serving as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law.

              Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if:
(1) the person acted in good faith; (2) the person reasonably believed: (a) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in its best interests; and (b) in all other cases, that the person's conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under
Section 53-11-4.1. Also, unless limited by its articles of incorporation, a corporation has (1) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute and (2) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its Board of Directors, or contract.

              Section 53-11-4.1 was amended in 1987 to provide that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the by-laws, an agreement, a resolution of shareholders or directors or otherwise. PNM Resources has entered into agreements with each director and officer which provide for indemnification of directors and officers to the fullest extent permitted by law including advancement of litigation expenses where appropriate. The agreements provide for the appointment of a reviewing party by the Board of Directors to make a determination whether claimed indemnification is permitted under applicable law.

              Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of PNM Resources out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

              Not applicable.

ITEM 8.       EXHIBITS.

              See Exhibit Index.

ITEM 9.       UNDERTAKINGS.

              The undersigned registrant hereby undertakes:

              1. To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events
              arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              THE REGISTRANT. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on September 30, 2002.

                             PNM RESOURCES, INC.


                             By:/s/J.E. Sterba
                                -----------------------------------------------
                                J. E. Sterba
                                Chairman, President and Chief Executive Officer


                                 POWER OF ATTORNEY

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints J.E Sterba, M.H. Maerki and J.R. Loyack, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their capacities and on the dates indicated.


     Signature                         Capacity                        Date
     ---------                         --------                        ----

/s/ J. E. Sterba           Chairman, President and Chief      September 30, 2002
-----------------------     Executive Officer; Director
J. E. Sterba               (Principal Executive Officer)

/s/ M. H. Maerki          Senior Vice President and Chief     September 30, 2002
-----------------------         Financial Officer
M. H. Maerki               (Principal Financial Officer)

/s/ J. R. Loyack             Vice President and Chief         September 30, 2002
-----------------------         Accounting Officer
J. R. Loyack               (Principal Accounting Officer)

/s/ R. G. Armstrong                    Director               September 30, 2002
-----------------------
R. G. Armstrong

/s/ R. M. Chavez                       Director               September 30, 2002
-----------------------
R. M. Chavez

     Signature                         Capacity                        Date
     ---------                         --------                        ----


/s/ J. A. Dobson                       Director               September 30, 2002
-----------------------
J. A. Dobson

/s/ J. A. Godwin                       Director               September 30, 2002
-----------------------
J. A. Godwin

/s/ M. T. Pacheco                      Director               September 30, 2002
-----------------------
M. T. Pacheco

/s/ T. F. Patlovich                    Director               September 30, 2002
-----------------------
T. F. Patlovich

/s/ R. M. Price                        Director               September 30, 2002
-----------------------
R. M. Price

/s/ B. S. Reitz                        Director               September 30, 2002
-----------------------
B. S. Reitz

/s/ P. F. Roth                         Director               September 30, 2002
-----------------------
P. F. Roth

         THE PLAN. Pursuant to the requirements of the Securities Act, the Board Governance and Human Resources Committee of the Board of Directors of PNM Resources, Inc. (which administers the PNM Resources, Inc. Employee Stock Purchase Plan) has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on September 30, 2002.

                                PNM RESOURCES, INC. EMPLOYEE STOCK PURCHASE PLAN


                                By:/s/ P. F. Roth
                                   -----------------------------------------
                                   P. F. Roth
                                   Chairman of the Board Governance and Human
                                   Resources Committee

                                  EXHIBIT INDEX



Exhibit No.         Description
-----------         -----------

   4.1            Restated Articles of Incorporation of PNM Resources, Inc.
                  (incorporated by reference to Exhibit 3.1 of PNM Resources and PNM's Annual Report on Form 10-K for the year ended December 31, 2001).

   4.2 Bylaws of PNM Resources, Inc. as amended through April 17, 2001 (incorporated by reference to Exhibit 4.2 of the Post-Effective Amendment No. 1 to the registration statement on Form S-3 of PNM Resources, Inc., File No. 333-10993, filed on October 4, 2001).

   4.3            PNM Resources, Inc. Employee Stock Purchase Plan.

   5.1            Opinion of Keleher & McLeod, P.A.

   15             Letter regarding Unaudited Interim Financial Information.

   23.1 Consent of Arthur Andersen LLP (consent of independent public accountants omitted pursuant to Rule 437a)

   23.2           Consent of Keleher & McLeod, P.A. (included in Exhibit 5.1)

   24             Power of Attorney (See signatures page in Part II).



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